Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Matt Glover	Jonathan Cutler
Liolios Group	Verse Communications
Tel. +1-949-574-3860	Tel. +1.818.981.3023
info@liolios.com	jonathan@verseinc.com

KIT digital Finalizes 1-for-35 Reverse Stock Split, Appoints Chief Financial Officer and Completes Buy-In of Remaining Subsidiary Minority Interest

Trading Symbol Changes to KDGL, Effective March 9, 2009; Nasdaq Listing Planned

DUBAI, United Arab Emirates, March 9, 2009 - KIT digital, Inc. (OTC BB: KDGL) (OTC BB: KITD), a leading global provider of Internet Protocol-based video enablement technologies, has finalized a 1-for-35 reverse stock split of its outstanding shares of common stock, effective March 6, 2009.  The company has also appointed a new chief financial officer and completed the purchase of 49% of its only remaining subsidiary that had not been already wholly owned.

Based on its interpretation of various criteria for a Nasdaq Global Markets initial listing, the company is pursuing a Nasdaq listing. In advance of such a listing, the company’s ticker has changed from KITD to KDGL as of March 9, 2009.

Reverse Stock Split

As of the effective date of March 6, 2009, stockholders in KIT digital will receive one post-reverse split share of common stock for every 35 pre-reverse split shares of common stock owned.  As a result of the reverse stock split, the number of outstanding shares of common stock of the company has been reduced from approximately 146.4 million shares to 4.2 million shares.  The reverse stock split has not altered any stockholder’s percentage interest or voting rights in the company’s outstanding shares, except to the extent that the reverse stock split resulted in any of the company’s stockholders owning a fractional share.  Each fractional share has been rounded up to one full share.

Continental Stock Transfer & Trust Co. is the company’s transfer agent and will be acting as the exchange agent for the purpose of implementing any exchange of stock certificates in connection with the reverse split. Stockholders who have existing stock certificates will receive instructions from the transfer agent. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

In addition to finalizing the reverse stock split, the company reduced the authorized number of shares of  its common stock from 500,000,000 shares to 30,000,000 shares and eliminated its class of authorized preferred stock.

New CFO Appointed

KIT digital has appointed Jonathan Hirst as chief financial officer. Hirst will join the company as of March 23, 2009, and his appointment as CFO will become effective on April 27, 2009. Hirst will assume the position of CFO from Robin Smyth, who is retiring to spend more time with his family. Smyth will work with Hirst on the CFO transition process, and remains as member of the company’s board of directors.

After starting his career at PricewaterhouseCoopers and McKinsey & Co., Hirst joined Saatchi & Saatchi in 1981. First at Saatchi & Saatchi, and later at Grey Global Group (now a unit of Nasdaq-traded WPP) and Lowe Worldwide (a division of NYSE-traded Interpublic Group of Companies), Hirst occupied increasingly senior financial management positions in North America and internationally, including senior vice president and chief financial officer. He was responsible for successfully developing and leading profit improvement programs for these major international media and communications companies. At Grey Global Group, Hirst worked with KIT digital's lead independent director, Steven G. Felsher, then vice chairman of Grey.

Over the course of his career, Hirst has been involved with and led the acquisition and sale of more than 50 companies in media, marketing services, advertising and public relations. He is a graduate in economics of The University of Cambridge and has an MBA from The European Institute of Business Management (INSEAD).

“We are fortunate to have a person of Jonathan’s abilities and experience join KIT digital as CFO,” said Gavin Campion, president of KIT digital. “His appointment marks a milestone in our development, and we believe his extensive accomplishments and knowledge will help guide our progress. His discipline, cost-consciousness and international perspective will be important to our future success, particularly as we integrate acquisitions, expand our cash-flow margin, and further leverage our first-mover advantage as the only truly device-agnostic IP video solutions provider.”

Commented Kaleil Isaza Tuzman, chairman and chief executive officer of KIT digital: “As we welcome Jonathan, we would also like to acknowledge the essential contributions Robin has made to KIT digital during his long tenure at the company, and particularly during the recent period of strong revenue growth and expansion of our operations. When new management came in to the company in early January 2008, we asked Robin to stay on for 4-6 quarters in order to provide continuity in financial reporting and operational management. Robin was critical to our successful transition to new ownership and was a key to our process of turning the corner to positive operating EBITDA in Q4 2008, as well as ending the year with revenue expected to be up more than 130% over the same year-ago quarter. We look forward to benefiting from Robin’s continuing contribution as a member of our board of directors.”

Acquisition of Reality Group Pty Ltd

KIT digital has purchased the remaining 49% interest of Reality Group Pty Ltd it did not already own, bringing the company’s ownership to 100%. Reality Group is the company’s creative services unit. The transaction was completed for approximately 90,000 post reverse split shares of KIT digital common stock (restricted from sale for 12 months), along with payouts of existing Reality Group shareholder loans, and was closed on March 6, 2009.

Since KIT digital acquired a controlling interest in Reality Group in May 2004, Reality has helped develop and support KIT digital’s proprietary VX video management system. The KIT VX platform allows clients to publish, manage and distribute digital video content, integrate advertising, and build online and mobile communities. KIT digital’s president, Gavin Campion, was one of the co-founders of Reality Group before becoming president of KIT digital in March 2008 and had remained a minority shareholder.

Isaza Tuzman commented, “Completing this buy-in of Reality Group, which has been one of our important growth drivers, provides a number of important benefits to KIT digital, including allowing us to fully consolidate our operations and results, and incentivize our Reality staff according to our overall company results.”

KIT digital reiterated it expects revenue for the fourth quarter ended December 31, 2008 to exceed $9.0 million, increasing more than 67% over the previous quarter and at least 130% over the same quarter a year ago. The company also reiterated it expects to report positive operating cash flow for the fourth quarter. The company expects to announce its fourth quarter and full-year 2008 results no later than March 31, 2009.

About KIT digital

KIT digital, Inc. (OTC BB: KDGL) is a leading, global provider of proprietary IP-based video enablement technologies and video-centric interactive marketing solutions. Through its end-to-end platform, KIT digital works closely with consumer brands, content providers and telcos to maximize the value of video content via the Internet, mobile networks and IPTV set-top boxes. The KIT VX platform allows clients to publish, manage and distribute digital video content, build online/mobile communities and integrate advertising. KIT offers businesses a full range of interactive marketing solutions and KIT clients can access approximately 100 KIT-syndicated channels and 40,000 KIT-syndicated videos. KIT digital clients include ABC Disney, Associated Press, General Motors, IMG, Kmart, NASDAQ, News Corp, RCS, Telefonica and Verizon. KIT digital has principal offices in Dubai, Melbourne (Australia), Prague, Toronto and London. For additional information, please visit www.kitd.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" related to the businesses of KIT digital, Inc. which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. KIT digital, Inc. is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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